Exhibit 99.1

Porch Group Reports Second Quarter 2023 Results

$99 Million Revenue, With Growth of 39% Year-Over-Year

Operating Results Impacted By Extreme Weather, Otherwise In Line with Management Expectations

SEATTLE, August 8, 2023 – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today reported second quarter results for the Company as of June 30, 2023, with total revenue of $98.8 million, which increased 39% compared to $70.9 million in the second quarter of 2022.

CEO Summary

“We are pleased to deliver a solid performance in the second quarter with 39% top-line growth and continued focus on achieving profitability. We faced industry-wide headwinds in our home insurance business with extreme weather events toward the end of the quarter and in our software business with a declining housing market. We are pleased to reiterate our second half 2023 Adjusted EBITDA profitability outlook. We are making good progress against key strategic initiatives, including growing our high margin home warranty business, and leveraging our unique data advantages to better serve homeowners.” Matt Ehrlichman, Chief Executive Officer, Chairman and Founder.

Second Quarter 2023 Financial Results

●	Total revenue of $98.8 million, an increase of 39% or $27.9 million (second quarter of 2022: $70.9 million), driven by Insurance Segment.
●	Revenue less cost of revenue of $17.4 million, or 18% of total revenue (second quarter 2022: $41.7 million, 59% of total revenue). Impacted by continued industry-wide headwinds and weather-related claims costs, including an $18 million loss from catastrophic weather events in the Insurance Segment.
●	GAAP net loss of $87.0 million, compared to $27.3 million for the second quarter of 2022, which includes an $81.4 million gain on extinguishment of debt, a $55.2 million goodwill impairment charge and a $48.2 million net receivable write off in relation to a reinsurance contract with Vesttoo for which the Company is pursuing recovery.
●	Adjusted EBITDA loss of $43.1 million, a decrease from the prior year (second quarter of 2022: loss of $15.0 million) driven by an $18 million loss from extreme weather events compared to historic trends in the Insurance Segment, partially offset by reduced G&A with strong expense control.
●	Gross written premium for the quarter in our Insurance segment was $143 million with approximately 358 thousand policies.
●	$358 million unrestricted cash plus investments at the end of the second quarter. This includes $102 million cash from the issuance of $333 million senior secured notes in the quarter.

Second Quarter 2023 Operational Highlights

●	Approved in 11 states to use our unique data in insurance pricing which improves risk accuracy so we can better price policies for customers.
●	Promising partnership results with third-party insurance agencies, expanding our distribution channels.
●	Reciprocal Exchange application progressing, which is with the Texas Department of Insurance for approval. Expect to launch Porch Insurance following approval of the reciprocal, which offers a unique value proposition for consumers.
●	Warranty business entered new partnerships with Pepco, Atlantic City Power and Delmarva Power, where we utilize a co-branded journey to provide exclusive home service offerings to utility customers including warranties.

The following table presents financial highlights of the Company’s second quarter 2023 results compared to the second quarter 2022 (dollars are in millions):

Second Quarter 2023	Insurance	Vertical Software	Corporate	Consolidated
Revenue	$64.3	$34.4	$—	$98.8
Year-over-year growth	127%	(19)%	—%	39%
Revenue less cost of revenue	$(8.3)	$25.8	$—	$17.4
Year-over-year growth	(175)%	(16)%	—%	(58)%
As % of revenue	(13)%	75%	—%	18%
GAAP net loss				$(87.0)
Adjusted EBITDA (loss) (1)	$(31.2)	$1.8	$(13.8)	$(43.1)
Adjusted EBITDA (loss) as a percent of revenue (2)	(48)%	5%	—%	(44)%

Second Quarter 2022	Insurance	Vertical Software	Corporate	Consolidated
Revenue	$28.4	$42.5	$—	$70.9
Revenue less cost of revenue	$11.1	$30.5	$—	$41.7
As % of revenue	39%	72%	—%	59%
GAAP net loss				$(27.3)
Adjusted EBITDA (loss) (1)	$(5.6)	$5.7	$(15.0)	$(15.0)
Adjusted EBITDA (loss) as a percent of revenue (2)	(20)%	13%	—%	(21)%

(1)	See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)	Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue

The following table presents the Company’s key performance indicators.

Key Performance Indicators (1)	Q2 2023	Q2 2022	Change
Gross Written Premium (in millions)	$143.0	$145.0	(1)%
Policies in Force (in thousands)	358	379	(6)%
Annualized Revenue per Policy (unrounded)	$517	$286	81%
Premium Retention Rate	104%	102%
Gross Loss Ratio	120%	81%
Average Companies in Quarter (unrounded)	30,691	28,773	7%
Average Revenue per Account per Month in Quarter (unrounded)	$1,073	$822	31%
Monetized Services in Quarter (unrounded)	244,605	333,596	(27)%
Average Revenue per Monetized Service in Quarter (unrounded)	$331	$158	109%

(1)	Definitions of the key performance indicators presented in this table are included on page 9 of this release.

Balance Sheet Information

	June 30, 2023	December 31, 2022	Change
Cash and cash equivalents	$265.6	$215.1	23%
Investments	92.7	91.6	1%
Cash, cash equivalents and investments	358.3	306.7	17%

The Company ended the second quarter of 2023 with unrestricted cash plus investments of $358 million. Of this, the insurance carrier, Homeowners of America Insurance Company (“HOA”), had unrestricted cash of $99 million and investments of $93 million. In addition, the Company held $39 million of restricted cash, primarily for its captive and warranty businesses.

As of June 30, 2023 convertible debt on the balance sheet was $558 million. This includes $333 million of the new 6.75% Senior Secured Convertible Notes due 2028 (the “2028 Notes”) and $225 million of the existing 0.75% Convertible Senior Notes due 2026 (the “2026 Notes”).

Subsequent Event

In the third quarter of 2023, Homeowners of America (“HOA”), a subsidiary of Porch Group, discovered that Vesttoo Ltd (“Vesttoo”), which arranged capital for one of our reinsurance contracts, faced allegations of fraudulent activity in connection with collateral it provided to HOA and certain other third parties. We immediately began investigating the rapidly evolving situation and have been moving quickly to analyze the impact on our business. Additionally, we have communicated and met with regulators and other key stakeholders regarding the evolving situation. The agreement with this reinsurer provided partial quota share coverage as well as up to approximately $175 million in a catastrophic event.

As a result of its findings, and in accordance with the terms of the reinsurance agreement, HOA terminated its reinsurance contract with the reinsurer on August 4, 2023, with an effective date of July 1, 2023. Had the contract not been terminated, the contract would have expired on December 31, 2023. Following the effective date of the termination, HOA seized available liquid collateral in the amount of approximately $47.6 million from a reinsurance trust, of which HOA was the beneficiary. We recognized in the second quarter a charge of $48.2 million in provision for doubtful accounts in the unaudited condensed consolidated statements of operations to reduce the net recorded balance receivable from the reinsurance contract as of June 30, 2023, to equal the $47.6 million collateral we subsequently collected from the trust in the third quarter. In addition, HOA is evaluating and intends to pursue all available legal claims and remedies to enforce its rights with respect to the letter of credit required by the reinsurance contract in the amount of $300 million as additional collateral, and to seek recovery of all losses and damages incurred as a result of terminating the reinsurance agreement due to allegations of fraudulent activity by third parties.

Although advisors to the issuing bank have alleged the letter of credit is invalid, HOA received the original letter of credit documents from one of the bank’s branches and believed its partners had performed appropriate due diligence on the bank and the letter of credit. HOA is currently seeking to understand its rights under the letter of credit.

HOA has already secured supplemental reinsurance coverage in the amount of approximately $42 million and is currently seeking additional supplemental reinsurance coverage (whether from Porch Group’s captive reinsurer, third parties or a combination thereof) in order to maintain adequate coverage in future periods against potential excess losses in the event of a severe weather event, and to satisfy regulatory and rating agency requirements. There can be no guarantee or assurance that HOA will be successful in obtaining sufficient supplemental coverage. Regardless of whether additional supplemental coverage is obtained, HOA will continue to remain responsible and committed with respect to all claims and claim settlement expenses under its policies, including claims incurred but not yet reported for prior periods and claims and expenses that are no longer subject to the reimbursement rights in favor of HOA under the terminated reinsurance contract.

Full Year 2023 Financial Outlook

Porch Group revises its previously provided full year 2023 guidance based on current market conditions and expectations. Overall, the business is performing in line with expectations and the teams are executing well, including price increases in insurance and software verticals. The Company reiterates Revenue guidance for the year.

Additionally, the Company has experienced extreme weather and continues to be cautious around profitability metrics of Revenue less cost of revenue and Adjusted EBITDA. The Company made two adjustments to that guidance.

●	First, the Company’s initial guidance did not include catastrophic weather events in excess of historical trends, such as the $18 million loss incurred in Q2 2023 mentioned above. Therefore, the Company updated guidance to include these weather events as they have occurred.
●	Second, the Company also widened the ranges by $5 million to reflect the continued weather volatility, and reinsurance market headwinds impacting the Insurance Segment.

The Company also reiterated its Adjusted EBITDA profitability target in the second half of the year and beyond. This assumes cat weather is in line with historic trends with a 41% gross loss ratio. Typically, weather is better sequentially in Q3 and then again in Q4 with less cat events. Therefore, Adjusted EBITDA is expected to increase as the year comes to an end. Catastrophic weather events in excess of historic trends occurring in the second half of the year are excluded from guidance and from this target.

Revised 2023 guidance is as follows:

2023 Guidance
Revenue ~$330m to $350m >20% YoY (unchanged)
Revenue Less Cost of Revenue ~$145m to $160m (previously: ~$170m to $180m)
Adj. EBITDA[1] ~$(65)m to $(50)m (previously: ~$(40)m to $(30)m)
2023 Gross Written Premium[2] ~$500m (unchanged)

1 Adjusted EBITDA is a non-GAAP measure.

2 2023 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2023 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.

Porch Group is not providing reconciliations of expected Adjusted EBITDA (loss) for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call

Porch Group management will host a conference call today August 8, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.

All are invited to listen to the event by registering for the webinar here. A replay of the webinar will also be available in the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.

About Porch Group

Porch Group, Inc. (“Porch Group,” “Porch” or the “Company”) the vertical software platform, is a values-driven company whose mission is to simplify the home with insurance at the center. Porch Group provides software and services to approximately 30,700 home services providers including home inspectors, mortgage brokers, title companies, and moving companies. Porch Group simplifies the home closing process and the move, by providing high-value services including homeowners insurance and warranty, and ongoing support with our app which saves consumers time and helps them make better decisions. To achieve this, Porch Group hires and retains great people, invests in the right opportunities, and leverages our unique capabilities such as early and privileged access to homebuyers and deep insights into properties. To learn more about Porch Group, visit porchgroup.com or porch.com.

Investor Relations Contact:

Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements

Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, assumptions, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or similar expressions.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management at the time they are made, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) expansion plans and opportunities, and managing growth, to build a consumer brand; (2) the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes; (3) economic conditions, especially those affecting the housing, insurance, and financial markets; (4) expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability; (5) existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations; (6) the Company’s reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss; (7) the Company’s ability to obtain supplemental reinsurance coverage (whether from Porch Group, third parties, or a combination thereof) in order to maintain adequate coverage against excess losses and to satisfy regulatory or rating agency requirements, following the termination of its reinsurance contract with one of its external reinsurers due to allegations of fraudulent activity committed by such reinsurer, and uncertainty of the extent and significance of any effects on HOA and the Company due to such termination; (8) uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators; (9) reliance on strategic, proprietary relationships to provide the Company with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers; (10) the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner; (11) changes in capital requirements, and the ability to access capital when needed to provide statutory surplus; (12) the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance; (13) retaining and attracting skilled and experienced employees; (14) costs related to being a public company; and (15) other risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2022, and in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, as well as those discussed in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.

Nothing in this release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. Porch does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures, such as Adjusted EBITDA (loss) and Adjusted EBITDA (loss) as a percent of revenue.

Porch Group defines Adjusted EBITDA (loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; provision for doubtful accounts related to reinsurance, or related recoveries; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (loss) as a percent of revenue is defined as Adjusted EBITDA (loss) divided by total revenue.

Porch Group management uses these non-GAAP financial measures as supplemental measures of the Company’s operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs.  Porch Group believes that the use of these non-GAAP financial measures provides investors with useful information to evaluate the Company’s operating and financial performance and trends and in comparing Porch Group’s financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, Porch Group's definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies.  In addition, the Company may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.

You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in Porch Group’s consolidated financial statements. The Company may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.

You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. The Company is not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP.  The Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of its control.

The following tables reconcile net income (loss) to Adjusted EBITDA (loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(86,963)	$(27,325)	$(125,703)	$(36,610)
Interest expense	8,775	1,925	10,963	4,352
Income tax provision (benefit)	29	468	(82)	290
Depreciation and amortization	6,214	6,416	12,229	12,899
Gain on extinguishment of debt	(81,354)	—	(81,354)	—
Other expense (income), net	(1,578)	162	(2,340)	107
Impairment loss on intangible assets and goodwill	55,211	—	57,232	—
Loss on reinsurance contract (1)	48,244	—	48,244	—
Impairment loss on property, equipment, and software	254	—	254	70
Stock-based compensation expense	6,404	9,702	13,298	15,556
Mark-to-market losses (gains)	279	(5,184)	(220)	(23,347)
Restructuring costs	1,093	—	2,077	—
Acquisition and other transaction costs	258	357	386	1,322
Non-cash bonus expense	—	(1,526)	—	—
Adjusted EBITDA (Loss)	$(43,134)	$(15,005)	$(65,016)	$(25,361)
Adjusted EBITDA (Loss) as a percentage of revenue	(44)%	(21)%	(35)%	(19)%

1 Loss on reinsurance contract relates to one reinsurer.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss):
Vertical Software	$1,816	$5,652	$1,420	$8,536
Insurance	(31,181)	(5,609)	(38,366)	(5,394)
Subtotal	(29,365)	43	(36,946)	3,142
Corporate and other	(13,769)	(15,048)	(28,070)	(28,503)
Adjusted EBITDA (Loss)	$(43,134)	$(15,005)	$(65,016)	$(25,361)

The following table presents segment adjusted EBITDA (loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss):
Vertical Software	5.3%	13.3%	2.3%	11.1%
Insurance	(48.5)%	(19.8)%	(31.2)%	(9.4)%

Key Performance Indicators

In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

●	Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
●	Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
●	Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
●	Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
●	Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period.
●	Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
●	Average Revenue per Account per Month in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue.
●	Monetized Services in Quarter — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services in Quarter is defined as the total number of unique services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.
●	Average Revenue per Monetized Service in Quarter — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Revenue per Monetized Services in Quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in Quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

PORCH GROUP, INC.

Unaudited Condensed Consolidated Balance Sheets

(all numbers in thousands, except share amounts)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$265,573	$215,060
Accounts receivable, net	24,715	26,438
Short-term investments	26,151	36,523
Reinsurance balance due	272,467	299,060
Prepaid expenses and other current assets	29,665	20,009
Restricted cash	39,277	13,545
Total current assets	657,848	610,635
Property, equipment, and software, net	14,768	12,240
Operating lease right-of-use assets	3,698	4,201
Goodwill	191,907	244,697
Long-term investments	66,579	55,118
Intangible assets, net	96,826	108,255
Long-term insurance commissions receivable	13,502	12,265
Other assets	2,015	1,646
Total assets	$1,047,143	$1,049,057

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,330	$6,268
Accrued expenses and other current liabilities	33,873	39,742
Deferred revenue	256,617	270,690
Refundable customer deposits	19,929	20,142
Current debt	5,439	16,455
Losses and loss adjustment expense reserves	165,709	100,632
Other insurance liabilities, current	112,849	61,710
Total current liabilities	603,746	515,639
Long-term debt	426,965	425,310
Operating lease liabilities, non-current	2,137	2,536
Earnout liability, at fair value	44	44
Private warrant liability, at fair value	347	707
Derivative liability, at fair value	26,820	—
Other liabilities (includes $21,328 and $24,546 at fair value, respectively)	23,826	25,468
Total liabilities	1,083,885	969,704
Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, $0.0001 par value:	10	10
Authorized shares – 400,000,000 and 400,000,000, respectively
Issued and outstanding shares – 98,168,956 and 98,455,838, respectively
Additional paid-in capital	683,151	670,537
Accumulated other comprehensive loss	(6,076)	(6,171)
Accumulated deficit	(713,827)	(585,023)
Total stockholders’ equity	(36,742)	79,353
Total liabilities and stockholders’ equity	$1,047,143	$1,049,057

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Operations

(all numbers in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$98,765	$70,915	$186,134	$134,482
Operating expenses:
Cost of revenue	81,330	29,251	132,605	54,467
Selling and marketing	34,637	29,160	67,222	55,237
Product and technology	15,495	15,777	29,445	30,009
General and administrative	22,779	28,297	48,608	54,896
Provision for doubtful accounts	48,718	108	48,955	207
Impairment loss on intangible assets and goodwill	55,211	—	57,232	—
Total operating expenses	258,170	102,593	384,067	194,816
Operating loss	(159,405)	(31,678)	(197,933)	(60,334)
Other income (expense):
Interest expense	(8,775)	(1,925)	(10,963)	(4,352)
Change in fair value of earnout liability	—	2,587	—	13,766
Change in fair value of private warrant liability	15	4,078	360	14,267
Change in fair value of derivatives	(2,950)	—	(2,950)	—
Gain on extinguishment of debt	81,354	—	81,354	—
Investment income and realized gains, net of investment expenses	1,249	243	2,007	440
Other income (expense), net	1,578	(162)	2,340	(107)
Total other income (expense)	72,471	4,821	72,148	24,014
Loss before income taxes	(86,934)	(26,857)	(125,785)	(36,320)
Income tax benefit (provision)	(29)	(468)	82	(290)
Net loss	$(86,963)	$(27,325)	$(125,703)	$(36,610)

Net loss per share - basic and diluted (Note 15)	$(0.91)	$(0.28)	$(1.32)	$(0.38)

Shares used in computing basic and diluted net loss per share	95,731,850	97,142,163	95,472,277	96,611,294

The following table summarizes the classification of stock-based compensation expense in the unaudited condensed consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Selling and marketing	$896	$1,270	$1,941	$1,902
Product and technology	1,254	1,840	2,703	2,977
General and administrative	4,254	6,592	8,654	10,677
Total stock-based compensation expense	$6,404	$9,702	$13,298	$15,556

PORCH GROUP, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(all numbers in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(125,703)	$(36,610)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,229	12,899
Provision for doubtful accounts	48,955	207
Impairment loss on intangible assets and goodwill	57,232	—
Gain on extinguishment of debt	(81,354)	—
Gain on remeasurement of private warrant liability	(360)	(14,267)
Loss (gain) on remeasurement of contingent consideration	(2,810)	4,686
Loss (gain) on remeasurement of earnout liability and derivatives	2,950	(13,766)
Stock-based compensation	13,298	15,556
Interest expense (non-cash)	9,828	2,339
Other	805	1,916
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	1,030	(7,483)
Reinsurance balance due	(21,651)	(40,835)
Prepaid expenses and other current assets	(9,656)	(7,090)
Accounts payable	2,929	(4,226)
Accrued expenses and other current liabilities	(10,906)	1,005
Losses and loss adjustment expense reserves	65,077	26,945
Other insurance liabilities, current	51,139	21,492
Deferred revenue	(13,491)	38,167
Refundable customer deposits	(8,061)	(457)
Long-term insurance commissions receivable	(1,237)	(2,940)
Other	980	(1,694)
Net cash used in operating activities	(8,777)	(4,156)
Cash flows from investing activities:
Purchases of property and equipment	(672)	(1,539)
Capitalized internal use software development costs	(4,735)	(3,496)
Purchases of short-term and long-term investments	(23,602)	(13,561)
Maturities, sales of short-term and long-term investments	23,033	12,241
Acquisitions, net of cash acquired	(1,974)	(32,049)
Net cash used in investing activities	(7,950)	(38,404)
Cash flows from financing activities:
Proceeds from line of credit	—	1,000
Proceeds from advance funding	316	10,690
Repayments of advance funding	(2,683)	(8,840)
Proceeds from issuance of debt	116,667	—
Repayments of principal	(10,150)	(150)
Cash paid for debt issuance costs	(4,610)	—
Proceeds from exercises of stock options	8	692
Income tax withholdings paid upon vesting of restricted stock units	(883)	(1,922)
Proceeds from sale of common stock	191
Payments of acquisition-related contingent consideration	(276)	(1,625)
Repurchase of stock	(5,608)	—
Net cash provided by (used in) financing activities	92,972	(155)
Net change in cash, cash equivalents, and restricted cash	$76,245	$(42,715)
Cash, cash equivalents, and restricted cash, beginning of period	$228,605	$324,792
Cash, cash equivalents, and restricted cash end of period	$304,850	$282,077

Supplemental schedule of non-cash financing activities
Non-cash reduction in advanced funding arrangement obligations	$7,848	$—
Supplemental disclosures
Cash paid for interest	$2,276	$1,587
Income tax refunds received	$2,300	$—
Non-cash consideration for acquisitions	$—	$21,607
Cash payable for acquisition	$—	$5,000